Exhibit 4.1
DELAWARE No. Shares TRUSTWAVE HOLDINGS, INC. Common Stock, par value $0.01 per share SEE REVERSE OF THIS CERTIFICATE FOR RESTRICTIVE LEGENDS TRUSTWAVE HOLDINGS, INC. (HEREINAFTER CALL THE “COMPANY”), TRANSFERABLE ON THE BOOKS OF THE COMPANY IN PERSON OR BY DULY AUTHORIZED ATTORNEY, UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED. THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY, ARE ISSUED AND SHALL BE HELD SUBJECT TO ALL OF THE PROVISION OF THE CERTIFICATE OF INCORPORATION, AS AMENDED, AND THE BYLAWS, AS AMENDED, OF THE COMPANY (COPIES OF WHICH ARE ON FILE WITH THE COMPANY AND WITH THE TRANSFER AGENT), TO ALL OF WHICH EACH HOLDER, BY ACCEPTANCE HEREOF, ASSENTS. THIS CERTIFICATE IS NOT VALID UNLESS COUNTERSIGNED AND REGISTERED BY THE TRANSFER AGENT AND REGISTRAR
DAY MONTH YEAR SECRETARY PRESIDENT